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                                                                    Exhibit 23.1

                         Consent of Independent Auditors


We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-109597) and related Prospectus of Newcastle Investment Corp. for the registration of $750,000,000 of debt securities, preferred stock, depositary shares, warrants, and common stock and to the incorporation by reference therein of our report dated February 11, 2003, except for note 12 as to which the date is February 28, 2003 with respect to the consolidated financial statements of Newcastle Investment Corp. included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.



/s/ Ernst & Young



New York, New York
October 29, 2003